HOLLYFRONTIER CORPORATION

RESTRICTED STOCK AGREEMENT
(Time Vesting)

This Agreement is made and entered into as of the Date of Grant set forth in the Notice of Grant of Restricted Stock (“Notice of Grant”) by and between HollyFrontier Corporation, a Delaware corporation (the “Company”), and you;
WHEREAS, the Company in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company agrees to grant you this restricted stock award;
WHEREAS, the Company adopted the Plan (as defined in the Notice of Grant) under which the Company is authorized to grant restricted stock awards to certain employees and service providers of the Company;
WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this restricted stock award agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and
WHEREAS, you desire to accept the restricted stock award made pursuant to this Agreement.
NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:
1.The Grant. Subject to the conditions set forth below, the Company hereby grants you effective as of the Date of Grant set forth in the Notice of Grant, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) consisting of the aggregate number of Shares set forth in the Notice of Grant in accordance with the terms and conditions set forth herein and in the Plan.
2.    Escrow of Restricted Shares. The Company shall evidence the Restricted Shares in the manner that it deems appropriate. The Company may issue in your name a certificate or certificates representing the Restricted Shares and retain that certificate or those certificates until the restrictions on such Restricted Shares expire as contemplated in Section 5 of this Agreement and described in the Notice of Grant or the Restricted Shares are forfeited as described in Sections 4 and 6 of this Agreement. If the Company certificates the Restricted Shares, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Shares and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the Restricted Shares are delivered to you, (b) the Restricted Shares are otherwise transferred to you free of restrictions, or (c) the Restricted Shares are canceled and forfeited pursuant to this Agreement.

3.    Ownership of Restricted Shares. From and after the time the Restricted Shares are issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement; provided, however, that each dividend payment will be made no later than thirty (30) days following the date the dividends are paid to the holders of Shares generally.
4.    Restrictions; Forfeiture. The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 5 of this Agreement and as described in the Notice of Grant. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company. You hereby agree that if the Restricted Shares are forfeited, as provided in Section 6, the Company shall have the right to deliver the Restricted Shares to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.
5.    Expiration of Restrictions and Risk of Forfeiture. The restrictions on the Restricted Shares granted pursuant to this Agreement will expire and the Restricted Shares will become transferable, except to the extent provided in Section 10 of this Agreement and nonforfeitable as set forth in the Notice of Grant and in Section 6 of this Agreement, provided that you remain in the employ of, or a service provider to, the Company or its Subsidiaries until the applicable dates and times set forth therein. Restricted Shares that become vested and non-forfeitable as provided in this Agreement are referred to herein as “Vested Shares.”
6.    Termination of Services.
(a)    Termination Generally. Subject to subsections (b), (c) and (d) if your employment relationship with the Company or any of its Subsidiaries is terminated for any reason, then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company. The Restricted Shares for which the restrictions have lapsed as of the date of such termination shall not be forfeited to the Company.
(b)    Death or Disability. In the event of your (i) death, (ii) total and permanent disability, as determined by the Committee in its sole discretion, before all of the Restricted Shares have become Vested Shares, you will forfeit a number of Restricted Shares equal to the number of Restricted Shares specified in Notice of Grant times the percentage that the period of full months beginning on the first day of the calendar month following the date of death or disability and ending on the third anniversary of the Date of Grant bears to thirty-six (36) and any remaining Restricted Shares that are not vested will become Vested Shares; provided, however, that any fractional shares will become null and void and automatically forfeited to the Company.
(c)    Special Involuntary Termination. In the event of a Special Involuntary Termination, all of the Restricted Shares will become Vested Shares.
(d)    Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment, change in control, or similar agreement entered into by and between you and the Company, the terms of the employment, change in control or similar agreement shall control.
7.    Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Shares during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
8.    Delivery of Shares. Promptly following the expiration of the restrictions on the Restricted Shares as contemplated in Section 5 of this Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate or other evidence of the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be requested pursuant to Section 9. The value of such Restricted Shares shall not bear any interest owing to the passage of time.
9.    Payment of Taxes. The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its Subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding and to the extent permissible pursuant to Rule 16b-3 under the Exchange Act, you may (a) direct the Company to withhold from the Shares to be issued to you under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes; which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company Shares sufficient to satisfy the Company’s tax withholding obligations, based on the Shares’ Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy its tax withholding obligations. If you desire to elect to use the stock withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes. The Company, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (a) or (b). In the event the Company determines that the aggregate Fair Market Value of the Shares withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.
10.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares (including Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless 1.1. a registration statement under the Securities Act, is at the time of issuance in effect with respect to the shares issued or 1.2. in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Shares available for issuance.
11.    Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 4 or 10 of this Agreement on all certificates representing shares issued with respect to this Award.
12.    Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.
13.    Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
14.    Remedies. The Company shall be entitled to recover from you reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
15.    No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.
16.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Shares or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
17.    No Guarantee of Interests. The Board and the Company do not guarantee the Shares from loss or depreciation.

18.    Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
19.    Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.
20.    Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
21.    Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.
22.    Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
23.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
24.    Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
25.    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
26.    Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law. The obligation of the Company to sell and deliver Shares hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.
27.    Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Dallas, Texas and the United States District Court for the Northern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Shares or this Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.
28.    Amendment. This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
29.    The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.
30.    Defined Terms.
(a)    “Adverse Change” means (i) a change in the city in which you are required to work regularly, (ii) a substantial increase in travel requirements of employment, (iii) a substantial reduction in duties of the type previously performed by you, or (iv) a significant reduction in your compensation or benefits (other than bonuses and other discretionary items of compensation) that does not apply generally to employees of the Company or its successor.
(b)    “Affiliate” has the meaning provided in Rule 12b-2 under the Exchange Act.
(c)    “Beneficial Owner” has the meaning provided in Rule 13d-3 under the Exchange Act.
(d)    “Cause” means:
(i)    An act or acts of dishonesty on your part constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company;
(ii)    Gross or willful and wanton negligence in the performance of your material and substantial duties of employment with the Company; or
(iii)    Your conviction of a felony involving moral turpitude.
The existence of Cause shall be determined by the Committee, in its sole and absolute discretion.
(e)     “Change in Control” means the occurrence of any of the following after the Date of Grant:
(i)    Any Person, other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing more than 40% of the combined voting power of the Company’s then outstanding securities, or more than 40% of the then outstanding common stock of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (iii)(A) below.
(ii)    The individuals who as of the Date of Grant constitute the Board and any New Director cease for any reason to constitute a majority of the Board.
(iii)    There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, except if:
(A)    the merger or consolidation results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(B)    the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly, or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing more than 40% of the combined voting power of the Company’s then outstanding securities.
(iv)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 60% of the combined voting power of the voting securities of which is owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
(f)    “New Director” means an individual whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the Date of Grant or whose election or nomination for election was previously so approved or recommended. However, “New Director” shall not include a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company.

(g)    “Person” has the meaning given in section 3(a)(9) of the Exchange Act as modified and used in sections 13(d) and 14(d) of the Exchange Act.
(h)    “Special Involuntary Termination” means the occurrence of (1) or (2) below within 60 days prior to, or at any time after, a Change in Control, where (1) is termination of your employment with the Company (including subsidiaries of the Company) by the Company for any reason other than Cause and (2) is your resignation from employment with the Company (including subsidiaries of the Company) within 90 days after an Adverse Change by the Company (including subsidiaries of the Company) in the terms of your employment.
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